Exhibit 10.1
CONFORMED COPY
SEPARATION AGREEMENT AND RELEASE
This Separation Agreement and Release (“Separation Agreement”) is entered into by and between Michael D. Lockhart (“Executive” or “you”) and Armstrong World Industries, Inc. (the “Company”), and confirms the agreement that has been reached with you in connection with your separation from the Company.
1. Termination of Employment. You agree that your separation shall be effective as of February 28, 2010 (the “Separation Date”) and as of such date you shall cease to be employed by the Company in any capacity and your separation shall become effective from all positions you then hold with the Company and its subsidiaries and as a member of the Board of Directors of the Company (as well as of the Board of Directors of any of the Company’s subsidiaries). The parties hereto hereby waive all notice of termination requirements and date of termination requirements including those set forth in Sections 7.1 and 7.2 of the Change in Control Agreement between you and the Company dated as of October 27, 2008 (the “Change in Control Agreement”). You further agree to execute promptly upon request by the Company any additional documents necessary to effectuate the provisions of this paragraph 1.
2. Separation Pay and Benefits. In consideration of your execution of this Separation Agreement and your compliance with its terms and conditions, the Company agrees to pay or provide you (subject to the terms and conditions set forth in this Separation Agreement) with the benefits described in this paragraph 2 and to adhere to the non-disparagement restrictions set forth in paragraph 5.b. below, which exceed any payment and benefits to which you are otherwise entitled. The benefits below shall be in full satisfaction of the Company’s obligations under the terms of the Change in Control Agreement. The payments specified in paragraphs 2.b., 2.c. and 2.e. shall be paid on the first business day that is at least six months after the Separation Date; provided that such amounts shall be paid within ten days of the date of your death during such six-month period; and provided further that the payments required by this paragraph 2 shall not be made unless the Effective Date (as defined below) has occurred no later than March 31, 2010. The amounts suspended for six months as specified above shall earn interest at the annual rate of 0.72%, compounded monthly.
a. The Company shall continue to pay you at your current rate of base salary through the Separation Date, in accordance with the Company’s payroll practices, less applicable withholdings.
b. The Company shall pay you an aggregate of $7,774,667 (the “Separation Amount”), less applicable withholdings, in full satisfaction of the Company’s obligations under Sections 6.1(A) and (B) of the Change in Control Agreement.

c. The Company shall pay you an aggregate of $3,143,077, less applicable withholdings, in full satisfaction of the Company’s obligations under Section 6.1(C) of the Change in Control Agreement.
d. The Company shall provide you with continued welfare benefit plan coverage in accordance with the terms of Sections 6.1(D) and 6.3(B) of the Change in Control Agreement, each of which are incorporated herein by reference, for the period of time specified, and subject to reduction, as set forth therein.
e. The Company shall pay you an aggregate of $78,525.64 with respect to 20.83 days’ vacation, less applicable withholdings, in full satisfaction of the Company’s obligations under Section 6.1(F) of the Change in Control Agreement.
f. In full satisfaction of the Company’s obligations under Section 6.1(G) of the Change in Control Agreement, the Company shall, no later than the last day of the calendar year in which the expenses are incurred, pay the reasonable fees and expenses for a full service nationally recognized executive outplacement firm, in 2010 and each year thereafter through the last day of 2012, subject to an annual cap of $65,333. Any amount paid in any year pursuant to this paragraph 2.f. shall not affect the amount payable in any other year pursuant to this paragraph 2.f.
g. The Company shall pay you a cash lump sum of $1,543,500, less applicable withholdings, which shall represent your bonus awarded with respect to 2009 under the Management Achievement Plan, at such time as such bonuses are paid to the Company’s senior executives generally.
3. Accrued Benefits. Whether or not you execute this Separation Agreement, you will be paid for any accrued but unused vacation days (which the parties agree shall be $11,935.90), and for unreimbursed business expenses (in accordance with usual Company policies and practices, and in no event later than December 31, 2010), to the extent not theretofore paid. In addition, following the Separation Date, you will be entitled to receive vested amounts payable to you under the Company’s 401(k) plan and other retirement and deferred compensation plans in accordance with the terms of such plans and applicable law. Except as specifically set forth herein, your participation in all Company plans (including outstanding stock option awards, restricted stock awards and performance stock awards) shall remain subject to the terms and conditions of such plans and agreements as in effect from time to time and you agree that such terms and conditions are binding on you and the Company. Without limiting the generality of the foregoing, the Company acknowledges that you have satisfied the eligibility requirements for the Company’s post-retirement health and life insurance programs, as applicable, and that receipt of such benefits shall commence on the date on which the benefits due under paragraph 2.d. above terminate. Schedule A hereto sets forth an inventory of your Company equity awards outstanding as of the date hereof. Other than as set forth in this Agreement, after the Separation Date, you shall not receive any base salary, annual bonus, long term incentive award, welfare, retirement, perquisite, fringe benefit, or other benefit plan coverage or coverage under any other practice, policy or program as may be in effect from time to time, applying to senior officers or other employees of the Company. Notwithstanding the foregoing, the Company shall pay the cost for your executive physical to the extent completed no later than February 28, 2010.

4. No Other Payments or Benefits. You acknowledge and agree that, other than the payments and benefits expressly set forth in this Agreement, you have received all compensation to which you are entitled from the Company, and you are not entitled to any other payments or benefits from the Company.
5. Nondisparagement.
a. You agree that you will not, with intent to damage, disparage or encourage or induce others to disparage the Company, its subsidiaries, and its current directors and officers and each of their successors and assigns (collectively, the “Company Entities and Persons”); provided that such limitation shall extend to directors and officers only in their capacities as such or in respect of their relationship with the Company and its affiliates.
b. The Company agrees that none of the Company, its subsidiaries, or their successors and assigns will, with intent to damage, disparage or induce others to disparage you. The Company shall instruct all of its directors and officers not to disparage you or induce others to disparage you.
c. Nothing in this Separation Agreement is intended to or shall prevent either party from providing, or limiting testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law. Executive shall notify the Company in writing as promptly as practicable after receiving any request for testimony or information in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law, regarding the anticipated testimony or information to be provided and at least ten (10) days prior to providing such testimony or information (or, if such notice is not possible under the circumstances, with as much prior notice as is possible).
6. Cooperation. Prior to and after the Separation Date, Executive shall reasonably cooperate with the Company, its subsidiaries and affiliates, at any level, and any of their officers, directors, shareholders, or employees: (A) concerning requests for information about the business of the Company or its subsidiaries or affiliates or Executive’s involvement and participation therein, (B) in connection with any investigation or review by any federal, state or local regulatory, quasi-regulatory or self-governing authority (including, without limitation, the Securities and Exchange Commission) as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company and (C) with respect to transition and succession matters. Executive’s cooperation shall include, but not be limited to (taking into account Executive’s obligations to any new employer or entity to which he provides services), being available to meet and speak with officers or employees of the Company and/or the Company’s counsel at reasonable times and locations, executing accurate and truthful documents and taking such other actions as may reasonably be requested by the Company and/or the Company’s counsel to effectuate the foregoing. Executive shall be entitled to reimbursement, upon receipt by the Company of suitable documentation, for reasonable and necessary travel and other expenses which Executive may incur at the specific request of the Company and as approved by the Company in advance and in accordance with its policies and procedures established from time to time.
7. Confidentiality; Company Property. You agree that you shall not, without the prior written consent of the Company, disclose to any entity or person any information which is treated as confidential by the Company or any of their subsidiaries or affiliates, and is not generally known or available to the public, provided, that you may make disclosures of such confidential information to the extent required by law or legal process. On or prior to the Separation Date, you shall return to the Company all Company property in your possession or use, including, without limitation, all automobiles, fax machines, printers, cell phones, credit cards, building-access cards and keys, other electronic equipment, and any records, software or other data from your personal computers or laptops which are not themselves Company property, however stored, relating to confidential information, as discussed above; provided that the Executive will continue to have access to his electronic mail account at the Company through March 10, 2010. You recognize that irreparable injury would be caused to the Company, not adequately compensable by money damages, by your violation of the provisions of this paragraph. You further agree that in the event of any such violation or threatened violation of this confidentiality provision, in addition to such other rights and remedies as may exist in the Company’s favor, the Company will be entitled to recover its attorneys’ fees and costs in any action to enforce any provision of this paragraph, but only in the event the Company is the prevailing party in any such action, and if the Company is not the prevailing party then it shall pay or reimburse you for your attorneys’ fees and costs incurred by you in defense of such action. Notwithstanding the foregoing, the Executive may elect to purchase his Company-issued laptop computer for the fair market value thereof. The Company shall be entitled to inspect said computer, at its option, to verify its contents and remove any Company confidential information prior to final sale to the Executive. The Company acknowledges that the Executive is entitled to the return of all fitness equipment that he personally paid for in the Company’s gymnasium. This equipment will be removed from the gymnasium and delivered to a location designated by the Executive in Lancaster, Pennsylvania at the expense of the Company.
8. Taxes. The parties acknowledge and agree that: the form and timing of the Separation Amount and the other payments and benefits to be provided pursuant to this Agreement are intended to be exempt from or to comply with one or more exceptions to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and applicable Treasury Regulations thereunder (“Section 409A”), including the requirement for a six-month suspension on payments to “specified employees” as defined in Section 409A that are not otherwise permitted to be paid within the six-month suspension period. Notwithstanding any provision of this Agreement to the contrary, the Company, its affiliates, subsidiaries, successors, and each of their respective officers, directors, employees and representatives, neither represent nor warrant the tax treatment under any federal, state, local, or foreign laws or regulations thereunder (individually and collectively referred to as the “Tax Laws”) of any payment or benefits contemplated by this Separation Agreement including, but not limited to, when and to what extent such payments or benefits may be subject to tax, penalties and interest under the Tax Laws.

9. Release.
a. You agree that, in consideration of the benefits to be provided to you under this Separation Agreement, you hereby waive, release and forever discharge any and all claims and rights which you ever had, now have or may have against the Company and any of its subsidiaries or affiliated companies, and their respective successors and assigns, current and former officers, agents, directors, representatives and employees, various benefits committees, and their respective successors and assigns, heirs, executors and personal and legal representatives, based on any act, event or omission occurring before you execute this Separation Agreement arising out of, during or relating to your employment or services with the Company or the termination of such employment or services, except as provided below. This waiver and release includes, but is not limited to, any claims which could be asserted now or in the future, under: common law, including, but not limited to, breach of express or implied duties, wrongful termination, defamation, or violation of public policy; any policies, practices, or procedures of the Company; any federal or state statutes or regulations including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §2000e et seq., the Civil Rights Act of 1866 and 1871, the Americans With Disabilities Act, 42 U.S.C. §12101 et seq., the Employee Retirement Income Security Act (“ERISA”), 29 U.S.C. §1001 et seq. (excluding those rights relating exclusively to employee pension benefits as governed by ERISA), the Family and Medical Leave Act, §2601 et. seq., any comparable state laws, any contract of employment, express or implied; any provision of the United States or of a state; any provision of any other law, common or statutory, of the United States, or any applicable state. Notwithstanding the foregoing, nothing contained in this paragraph 9.a. shall (i) subject to paragraph 9.c, impair any rights or potential claims that you may have under the federal Age Discrimination in Employment Act of 1967 (the “ADEA”); (ii) be construed to prohibit Executive from bringing appropriate proceedings to enforce this Separation Agreement; (iii) affect any rights of indemnification, or to be held harmless, or any coverage under directors and officers liability insurance or rights or claims of contribution that you have or (iv) affect any rights as a shareholder of the Company that you have.
b. The Company agrees that, in consideration of your waiver, release and discharge of any and all claims and rights pursuant to paragraph 9.a. and all other consideration provided in this Separation Agreement, except as provided below, it shall and shall cause its subsidiaries to waive, release and forever discharge you of any and all claims and rights which the Company and any of its subsidiaries and their respective successors and assigns ever had, now has or may have against you, your heirs, executors, administrators, successors and assigns. This waiver and release includes, but is not limited to, any claims which could be asserted now or in the future, under: common law, including, but not limited to, breach of express or implied duties, defamation, or violation of public policy; any policies, practices, or procedures of the Company; any federal or state statutes or regulations; any provision of any other law, common or statutory, of the United States, or any applicable state. Notwithstanding the foregoing, nothing contained in this paragraph 9.b. shall (i) be construed to prohibit the Company from bringing appropriate proceedings to enforce this Separation Agreement or (ii) operate to waive, release or discharge any claims arising out of your fraud or criminal misconduct.

c. By signing this Separation Agreement, the parties represent that they have not and will not in the future commence any action or proceeding arising out of the matters released hereby, and that neither party will seek or be entitled to any award of legal or equitable relief in any such action or proceeding that may be commenced on either parties’ behalf. The Company has advised you to consult with an attorney of your choosing prior to signing this Separation Agreement. You represent that you understand and agree that you have the right and have been given the opportunity to review this Separation Agreement and the ADEA Release (defined below), with an attorney. You further represent that you understand and agree that the Company is under no obligation to offer this Separation Agreement, and that you are under no obligation to consent to the waiver.
d. In accordance with the ADEA release contained in Exhibit A hereto (the “ADEA Release”), you shall have twenty-one (21) days from the date of this Agreement to consider the ADEA Release and, once you have signed the ADEA Release, you shall have seven (7) additional days from the date of execution to revoke your consent to the ADEA Release. Any such revocation shall be made in writing so as to be received by the Company prior to the eighth (8th) day following your execution of the ADEA Release. If no such revocation occurs, the ADEA Release shall become effective on the eighth (8th) day following your execution, no earlier than the Separation date, of the ADEA Release (the “Effective Date”).
10. Enforcement. If any provision of this Separation Agreement is held by a court of competent jurisdiction to be illegal, void or unenforceable, such provision shall have no effect; however, the remaining provisions shall be enforced to the maximum extent possible. Further, if a court should determine that any portion of this Separation Agreement is overbroad or unreasonable, such provision shall be given effect to the maximum extent possible by narrowing or enforcing in part that aspect of the provision found overbroad or unreasonable. In addition, you agree that your willful and knowing failure to return Company property that relates to the maintenance of security of the Company Entities and Persons shall entitle the Company to injunctive and other equitable relief.
11. No Admission. This Separation Agreement is not intended, and shall not be construed, as an admission that either you or the Company Entities and Persons have violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever.

12. Successor. This Separation Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.
13. Choice of Law. This Separation Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania without regard to the principles of conflicts of law.
14. Entire Agreement. You acknowledge that this Separation Agreement constitutes the complete understanding between the Company and you and supersedes any and all agreements, understandings, and discussions, whether written or oral, between you and any of the Company Entities and Persons, including the Employment Agreement between you and the Company as amended and restated as of October 27, 2008, which shall terminate on the Separation Date, and the Change in Control Agreement; provided, however, that notwithstanding the foregoing, the provisions of Section 6.4 of the Change in Control Agreement shall remain in full force and effect. No other promises or agreements shall be binding on the Company unless in writing and signed by both the Company and you after the date of this Separation Agreement.
15. Effective Date. You may accept this Separation Agreement by signing it and returning it to the Company’s General Counsel at Armstrong World Industries, Inc., Lancaster, PA 17604, with a copy to Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, NY 10036, Attention: Peter A. Atkins. The effective date of this Separation Agreement shall be the date it is signed by both parties, provided that the provisions of paragraph 2 shall not become effective until the Effective Date, as defined in paragraph 9.d. In the event you do not accept this Separation Agreement as set forth in this paragraph 15, this Separation Agreement, including but not limited to the obligation of the Company hereunder to provide the payments and other benefits described herein, shall be deemed automatically null and void.
16. Headings. The headings used herein are for the convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions of this Agreement.
17. Counterparts. This Agreement may be executed in one or more counterparts, including emailed or telecopied facsimiles, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Executive has executed this Separation Agreement as of the date set forth below.

Signature:	/s/ Michael D. Lockhart	Date: 02/10/2010
Michael D. Lockhart

ARMSTRONG WORLD INDUSTRIES, INC.

By:	/s/ Jeffrey D. Nickel		Date: 02/10/2010

	Title:	Senior Vice President, Secretary
and General Counsel

SCHEDULE A

Stock Options(1)

Grant Date	Grant Price	Vest Date		# of Options
10/2/2006	$29.37	10/2/2008	(v)	78,855
		8/28/2009	(v)	78,855
		8/28/2009	(v)	78,855

				236,565

2/19/2007	$39.88	2/19/2008	(v)	23,360
		2/19/2009	(v)	21,090
		8/28/2009	(v)	19,650

				64,100

2/25/2008	$28.45	2/25/2009	(v)	47,189
		8/28/2009	(v)	43,902
		8/28/2009	(v)	40,813

				131,904

2/23/2009	$13.46	8/28/2009	(v)	76,986
		8/28/2009	(v)	73,575
		8/28/2009	(v)	69,058

				219,619

(v) = vested

(1)	All options expire on the 10th anniversary of the Grant Date.

EXHIBIT A
WAIVER OF RIGHTS UNDER THE
AGE DISCRIMINATION AND EMPLOYMENT ACT
1. Michael D. Lockhart (“Executive” or “you”) knowingly and voluntarily, on behalf of yourself and your agents, attorneys, successors, assigns, heirs and executors, releases and forever discharges Armstrong World Industries, Inc. (the “Company”) and all of their subsidiaries and affiliates, together with all of their respective past and present directors, managers, officers, shareholders, partners, employees, agents, attorneys and servants, representatives, administrators and fiduciaries (except that in the case of agents, representatives, administrators, attorneys and fiduciaries, only to the extent in any way related to her employment with, or the business affairs of the Company) and each of their predecessors, successors and assigns (collectively, the “Releasees”) from any and all claims, charges, complaints, promises, agreements, controversies, liens, demands, causes of action, obligations, suits, disputes, judgments, debts, bonds, bills, covenants, contracts, variances, trespasses, executions, damages and liabilities of any nature whatsoever relating in any way to your rights under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), whether known or unknown, suspected or unsuspected, which against you or your executors, administrators, successors or assigns ever had, now have, or may hereafter claim to have against the Releasees in law or equity, by reason of any matter, cause or thing whatsoever arising on or before the date this ADEA Release (as defined below) is executed by you, and whether or not previously asserted before any state or federal court or before any state or federal agency or governmental entity (the “ADEA Release”). This ADEA Release includes, without limitation, any rights or claims relating in any way to your employment relationship with the Company or any of the Releasees, or the termination thereof, arising under the ADEA, including compensatory damages, punitive damages, attorney’s fees, costs, expenses, and any other type of damage or relief. You represents that you have not commenced or joined in any claim, charge, action or proceeding whatsoever against the Company or any of the Releasees arising out of or relating any of the matters set forth in this ADEA Release. You further agree that you shall not be entitled to any personal recovery in any claim, charge, action or proceeding whatsoever against the Company or any of the Releasees for any of the matters set forth in this ADEA Release.
2. The Company has advised you to consult with an attorney of your choosing prior to signing this ADEA Release. You represent that you understand and agree that you have the right and have been given the opportunity to review this ADEA Release with an attorney. You further represent that you understand and agree that the Company is under no obligation to offer you this ADEA Release, and that you are under no obligation to consent to the ADEA Release, and that you have entered into this ADEA Release freely and voluntarily.

3. You shall have twenty-one (21) days to consider this ADEA Release, and once you have signed this ADEA Release, you shall have seven (7) additional days from the date of execution to revoke your consent to this ADEA Release. Any such revocation shall be made in writing so as to be received by the Company’s General Counsel prior to the eighth (8th) day following your execution of this ADEA Release. If no such revocation occurs, this ADEA Release shall become effective on the eighth (8th) day following your execution of this ADEA Release (the “Effective Date”). In the event that you revoke your consent, this ADEA Release shall be null and void.
IN WITNESS WHEREOF, the Executive has executed this ADEA Release as of the date set forth below.

Michael D. Lockhart

Date

11